EX-FILING FEES

Calculation of Filing Fee Tables

PREM 14A
(Form Type)

Americas Technology Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

Amount Registered	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$319,717,421	.0001102	$35,232.86
Fees Previously Paid
Total Transaction Value	$319,717,421		$35,232.86
Total Fees Paid
Total Fee Offsets			$29,724.24
Net Fee Due			$5,508.62

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		S-4	333-266388	07-29-2022		$29,724.24
Fee Offset Sources	Americas Technology Acquisition Holdings Inc.	S-4	333-266388		07-29-2022		$29,724.24